Exhibit 10.54
CON-WAY INC.
2005 DEFERRED COMPENSATION PLAN FOR EXECUTIVES AND KEY EMPLOYEES
AMENDED AND RESTATED DECEMBER 2008
Preamble
WHEREAS, the purpose of this Plan is to enhance the motivational value of the salaries and incentive compensation of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company and its Subsidiaries by providing them the opportunity to defer cash compensation; and
WHEREAS, the Plan is intended to aid the Company and its Subsidiaries in attracting and retaining key employees and give them an incentive to increase the profitability of the Company and its Subsidiaries; and
WHEREAS, the Company has been treating amounts deferred on and after January 1, 2005, in good faith compliance with Code Section 409A and the regulations and Internal Revenue Service guidance (including Notice 2005-1) thereunder; and
WHEREAS, effective January 1, 2008, the Company amended and restated the Plan to comply with the provisions of Code Section 409A and the regulations and Internal Revenue Service guidance thereunder.
WHEREAS, the Company hereby further amends and restates the Plan for additional Code Section 409A compliance purposes, effective January 1, 2009. For the period from January 1, 2005 through December 31, 2008, the Plan observed operational compliance with Code section 409A, in accordance with transitional guidance issued by the Internal Revenue Service.
ARTICLE 1
Definitions
For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1	“Account Balance” means the sum of (i) amounts credited to a Participant’s Dollar-Denominated Account, plus (ii) Phantom Stock Units credited to a Participant’s Phantom Stock Account, reduced by (iii) all distributions made pursuant to the terms and conditions of this Plan. Amounts credited to a Participant’s Dollar-Denominated Account shall derive from Base Annual Salary Deferral Amounts, Bonus Deferral Amounts, and LTIP Deferral Amounts.

1.2	“Administrative Appendix” means the rules and procedures governing the administration of this Plan, as set forth in a separate appendix which by this reference is specifically incorporated into this Plan.

1.3	“Base Annual Salary” means a Participant’s base annual salary that is scheduled to be paid in the normal course through the Company’s regular payroll cycles to a Participant for each Plan Year, determined as of the first day of that year, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, and other fees, before reduction for compensation deferred pursuant to all qualified, nonqualified and Code Section 125 plans and all qualified transportation fringe benefits of the Company or any Subsidiary under Code Section 132(f).

1.4	“Base Annual Salary Deferral Amount” means, for any Plan Year, that portion of a Participant’s Base Annual Salary that a Participant elects to have and is deferred under the Plan for that Plan Year. In the event of Disability or of a Separation from Service prior to the end of a Plan Year, such year’s Base Annual Salary Deferral Amount shall be the actual amount withheld prior to such event. In the event the portion of a Participant’s Base Annual Salary actually payable with respect to a given payroll period is less than the amount scheduled to be deferred, then no amount shall be deferred with respect to that payroll period for that Participant, either before, during or after the payroll period.

1.5	“Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with the Plan, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.6	“Board” means the Board of Directors of the Company.

1.7	“Bonus” means any and all bonuses or incentive compensation, other than an LTIP Award, earned by a Participant in a Plan Year (whether or not earned on the basis of services performed over an annual period) under any cash bonus or incentive plan or program of the Company or any Subsidiary, and whether or not paid in such Plan Year.

1.8	“Bonus Deferral Amount” means that portion of a Participant’s Bonus that a Participant elects to have and is deferred under the Plan for any one Plan Year.

1.9	“Change in Control” means the occurrence of an event described in Code Section 409A(a)(2)(A)(v) or the final Treasury Regulations issued thereunder, with respect to the Company or the Participant’s Employer.

1.10	“Claimant” means any Participant or Beneficiary of a deceased Participant who makes a claim for determination under the Plan.

1.11	“Code” means the Internal Revenue Code of 1986, as amended.

1.12	“Committee” means the Compensation Committee of the Board or its delegates.

1.13	“Common Stock” means the common stock, par value $0.625 per share, of the Company.

1.14	“Company” means Con-way Inc., a Delaware corporation.

1.15	“Compliance Appendix” means the separate appendix setting forth transition rules used for administration of the Plan implemented as a good faith effort to comply with Code Section 409A prior to the effective date of the final Treasury regulations thereunder, which by this reference is specifically incorporated into this Plan.

1.16	“Con-way Administrative Committee” means the committee delegated by the Compensation Committee to serve as the named fiduciary of the Company’s tax-qualified retirement plans.

1.17	“Disability” means the Participant either (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Participant’s Employer. Notwithstanding the foregoing to the contrary, a Participant will be deemed disabled if determined to be totally disabled by the Social Security Administration. Disability determinations will be made by the Plan Administrator.

1.18	“Distribution Event” shall mean: (a) in the case of a withdrawal for an Unforeseeable Financial Emergency, the date the Committee approves the payout, provided that a Distribution Event shall only be deemed to have occurred for the portion of the Participant’s Account Balance that is approved to be paid out, (b) in the case of a Retirement Benefit, the date of Retirement, (c) in the case of death, the date of death, (d) in the case of a Pre-Retirement Survivor Benefit, the date of death, (e) in the case of a Pre-Retirement Distribution, the first day of the Plan Year chosen by the Participant on the Election Form for such distribution, and (f) in the case of a Termination Benefit, the date of Separation from Service due to Termination of Employment.

1.19	“Dividend Equivalent” means an amount representing the dividend paid on that number of shares of Common Stock equal to the number of Phantom Stock Units credited to a Participant’s Phantom Stock Account as of the record date for such dividend.

1.20	“Dollar-Denominated Account” shall mean that portion of a Participant’s Account Balance that is not credited to such Participant’s Phantom Stock Account.

1.21	“Election Period” means either the Annual Election Period or, for newly eligible Participants, the Initial Election Period, each determined as follows:
(a)	Annual Election Period. “Annual Election Period” means, for each Plan Year, the designated period during which Participants may submit their elections to defer compensation. The Plan Administrator has discretion to establish the Annual Election Period and may establish different Annual Election Periods for different types of compensation, provided that annual elections must become irrevocable not later than the time specified under Code section 409A. A Participant’s deferral election with respect to Base Annual Salary and Bonus compensation at an Annual Election Period must become irrevocable not later than December 31 of the year preceding the year in which the Participant performs services generating the Base Annual Salary and the Bonus compensation. Once made, Annual Elections are irrevocable and can be cancelled only in cases of Unforeseeable Financial Emergency and Disability, as discussed in Sections 4.2 and 8.1, respectively.

(b)	Initial Election Period. The Initial Election Period for any employee who first becomes a Participant after the first day of the Plan Year ends on the day prior to his or her Plan Entry Date under Section 2.3 (i.e., June 30). This deferral election relates only to compensation paid for services to be performed subsequent to the election and applies only to Base Annual Salary. Bonus deferrals can be elected only during an Annual Election Period.
1.22	“Election Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to make a deferral election under the Plan. Deferral elections may be made in the format and manner specified by the Plan Administrator (or its delegate), including electronically.

1.23	“Employer” means the Company or any of its Subsidiaries that employs a Participant.

1.24	“Fair Market Value” of a share of Common Stock as of a particular date shall mean the Closing price per share of Common Stock on the New York Stock Exchange on the last trading day immediately preceding such date.

1.25	“LTIP Award” means the Participant’s Award granted under the Con-way Inc. Value Management Plan or any other successor plan or program, as well as any other cash-based or equity-based long-term incentive programs established under Section 13 of the Con-way Inc. 2006 Equity and Incentive Plan, as amended from time to time, as an Other Stock-Based or Cash-Based Award (the “Long Term Incentive Plan”).

1.26	“LTIP Deferral Amount” means, for any award cycle, that portion of a Participant’s LTIP Award that a Participant elects to have and is deferred under the Plan for that award cycle.

1.27	“Participant” for any Plan Year means any employee of an Employer who is selected to participate in the Plan for such Plan Year by the Committee and commences participation in accordance with Article 2.

1.28	“Phantom Stock Account” shall mean that portion of a Participant’s Account Balance which is credited with Phantom Stock Units.

1.29	“Phantom Stock Unit’” shall mean a unit which shall at all times be equal in value to one whole share of Common Stock.

1.30	“Plan” means the Company’s 2005 Deferred Compensation Plan for Executives and Key Employees, Amended and Restated December 2008, as evidenced by this instrument, as further amended from time to time, and as supplemented by the Administrative Appendix and the Compliance Appendix.

1.31	“Plan Administrator” means the Committee, or any person or persons to whom the Committee delegates its authority or any portion thereof.

1.32	“Plan Entry Date” means the date on which an employee selected by the Committee to participate in the Plan initially commences participation in the Plan in accordance with Article 2.

1.33	“Plan Year” means the period beginning on January 1 of each year and continuing through December 31 of that year.

1.34	“Plan Year Account Balance” means that portion of a Participant’s Account Balance that is attributable to deferrals (and earnings thereon) made pursuant to an Election Form for a given Plan Year.

1.35	“Pre-Retirement Distribution” means the payout set forth in Section 4.1 below.

1.36	“Pre-Retirement Survivor Benefit” means the benefit set forth in Article 6 below.

1.37	“Prime Rate” means the published Bank of America prime rate, or such other rate as the Committee may select. For each calendar quarter, the rate shall be the published rate in effect as of the first day of such quarter.

1.38	“Retirement”, “Retires” or “Retired” means the Employee leaves employment with the Employer on account of (i) early retirement as defined in the Con-way Inc. Pension Plan (“Pension Plan”), if the Participant elects within 60 days from the last day of regular employment to receive monthly pension benefits under such Pension Plan starting on the first day of the month following the last day of employment, or (ii) normal or deferred retirement under such Pension Plan.

1.39	“Retirement Benefit” means the benefit set forth in Article 5.

1.40	“Separation from Service” means the termination of a Participant’s employment with the Company and each of its Subsidiaries (whether or not the Subsidiary participates in this Plan) on account of death, Retirement or Termination of Employment. A Separation from Service is deemed to have occurred for purposes of this Plan on the date when the Participant and the Company reasonably anticipate that the level of bona fide services to be provided by the Participant will be permanently reduced to 49 percent or less of the average level of bona fide services provided in the immediately preceding period of 12 consecutive months.

If the Participant is on a paid leave of absence, the Participant shall continue to be considered employed by the Employer and be treated as providing services at a level equal to the level of services that the Participant would have been required to perform to earn the amount of compensation paid during the paid leave of absence; deferral elections, if any, made by such Participant for that Plan Year shall continue to apply.

If the Participant is on an unpaid leave of absence, in the absence of a Termination of Employment within the meaning of this Plan, the Participant shall continue to be considered employed by the Employer; the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral elections, if any, made for that Plan Year, with no make-up for the period of the leave of absence.

1.41	“Specified Employee” means an individual who, as of the date of his or her Separation from Service, meets the requirements to be a “key employee” as defined in Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and without regard to Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date. For purposes of this determination, the Specified Employee Identification Date is each December 31 and the Specified Employee Effective Date is the April 1 following such Identification Date. If the individual is a key employee as of a Specified Employee Identification Date, the individual is treated as a “key employee” for purposes of this section for the entire 12-month period beginning on the Specified Employee Effective Date. The terms “Identification Date” and “Effective Date” for purposes of this paragraph have the meanings specified in Treasury Regulation 1.409A-1(i)(3) and (4).

1.42	“Spouse” has the meaning set forth in the Defense of Marriage Act of 1996 (P. L. 104-199), as amended. (As of January 1, 2005, this definition is a legal union between one man and one woman as husband and wife.)

1.43	“Subsidiary” means any entity in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain owns at least 50% of the other entities in such chain.

1.44	“Termination Benefit” means the benefit set forth in Article 7.

1.45	“Termination of Employment” has the meaning set forth in Treasury Regulation 1.409A-1(h)(1)(ii). In the case of an unpaid leave of absence, a Termination of Employment is presumed on the earlier of (i) the date the Participant loses his or her statutory or contractual right to re-employment (but not sooner than six (6) months after the unpaid leave of absence began) or (ii) the date that there is no longer a reasonable expectation that the Participant will return to perform services for the Company.

1.46	“Unforeseeable Financial Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, a designated beneficiary of the Participant, or a dependent (as defined in Code Section 152 without regard to Sections 152(b)(1), (b)(2), and (d)(1)(8)) of the Participant, (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not covered by insurance, for example, not as a result of a natural disaster), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction of the Participant’s primary residence may constitute an Unforeseeable Financial Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Financial Emergency. Finally, the need to pay for the funeral expenses of a spouse, beneficiary, or a dependent (as defined herein) may also constitute an Unforeseeable Financial Emergency. Except as may be otherwise provided in the Treasury Regulations under Code section 409A, the purchase of a home and the payment of college tuition are not Unforeseeable Financial Emergencies.
ARTICLE 2
Selection, Eligibility, Enrollment
2.1	Selection by Committee; Eligibility. The ongoing ability to make elective deferrals into the Plan shall be limited to a select group of management or highly compensated employees of the Company and its Subsidiaries. Prior to January 1 and July 1 of each Plan Year, the Committee shall select those employees who shall be eligible to make deferrals into the Plan for that Plan Year.

2.2	Enrollment Requirement. Notice of eligibility to defer shall be given by the Plan Administrator and shall be deemed effective when given. The Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary and appropriate.

2.3	Commencement of Participation: Plan Entry Date. The Plan Entry Date for employees selected in accordance with Section 2.1 shall be the earlier to occur of January 1 (i.e., the first day of the Plan Year) or July 1 (i.e., commencement of participation mid-year) immediately following such selection. With respect to an Initial Deferral Election, a newly eligible Participant can commence making elective deferrals into the Plan on his or her initial Plan Entry Date only if the Participant timely submits an election form and otherwise meets all of the enrollment requirements as of the Plan Entry Date. In no case shall a Participant be permitted to defer any compensation earned before his or her applicable Plan Entry Date.

2.4	When Participation Ends. Generally, an individual remains a Participant as long as he or she has an Account Balance that has not yet been entirely distributed. However, if, prior to a Participant’s Separation from Service, a Participant has ceased to be a member of a select group of management or highly compensated employees of the Company within the meaning of Sections 201(2), 301(a)(3) and 401(a)(4) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), such Participant’s deferral elections shall continue for the remainder of the Plan Year to which the deferral elections relate. However, the Participant shall become ineligible to defer compensation under the Plan effective with the next Plan Year, and the Participant shall not re-establish eligibility to defer compensation until such time as he or she once again becomes a member of a select group of management or highly compensated employees, and even then can enter only on the first day of the Plan Year subsequent to again becoming eligible to make deferrals into the Plan. The Participant’s Account Balance will be distributed at the time and in the form specified by the terms of the Plan and the Participant’s elections.

2.5	Effect of Rehire. In the event a Participant Separates from Service and subsequently resumes providing services to the Company or any Subsidiary, such service shall have no effect on the time or form of any Plan payments being made to the Participant as of the date Participant’s services resume.
ARTICLE 3
Returns Credited to Account Balances
3.1	Plan Year Account Balances. Base Annual Salary Deferral Amounts and Bonus Deferral Amounts deferred by a Participant with respect to a Plan Year will be tracked within a separate Plan Year Account Balance maintained for each such Plan Year.

3.2	Returns and Crediting of Phantom Stock Units and Dividend Equivalents During Deferral Period. Prior to distribution, returns in respect of a Participant’s Dollar-Denominated Account and Phantom Stock Units in respect of a Participant’s Phantom Stock Account shall be credited as provided in the Administrative Appendix.

ARTICLE 4
Pre-Retirement Distribution
Unforeseeable Financial Emergencies
4.1	Pre-Retirement Distributions.
(a)	In the event that a participant elects to defer a Base Annual Salary Deferral Amount, an Bonus Deferral Amount and/or an LTIP Deferral Amount in a Plan Year, such Participant may, subject to subsection (b), elect to receive all, but not less than all, of the amounts so deferred as a lump sum distribution (a “Pre-Retirement Distribution”) on a specified date prior to such Participant’s Retirement. The Pre-Retirement Distribution shall be in an amount equal to the amounts so deferred, plus returns credited in accordance with Article 3, and shall be paid within sixty (60) days following the first day of the Plan Year chosen by the Participant on the Election Form for such distribution. The earliest date that a Participant may receive a Pre-Retirement Distribution is five (5) years after the first day of the Plan Year in which such deferral occurs (i.e., the Plan Entry Date for Base Annual Salary deferrals, the first day of the performance period for Bonus deferrals (or, for newly eligible Participants, the Participant’s initial eligibility date), and the first day of the award cycle for LTIP Award deferrals).

(b)	If a Participant who has elected one or more Pre-Retirement Distributions has a Separation from Service due to Retirement or Termination of Employment (or before the start of the Plan Year chosen by the Participant for such Pre-Retirement Distribution, the Participant’s Account Balance shall be paid at the time and in the form elected by the Participant in accordance with Sections 5.2 or 7.2 respectively and not as the elected Pre-Retirement Distribution.
4.2	Withdrawal Payout, Election Cancellation for Unforeseeable Financial Emergencies. If the Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to (i) cancel Participant’s existing deferral elections (if any) and/or (ii) receive a partial or full payout from the Plan. The Committee may, in its sole discretion, accept or deny such petition. Any cancellation or payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount necessary to satisfy such Unforeseeable Financial Emergency plus amounts necessary to pay federal, state, local or foreign income taxes and penalties reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Amounts available to the Participant due to the cancellation of the Participant’s deferral election for the remainder of the Plan Year must be taken into account in determining the amount necessary to satisfy the emergency need. If the petition for a cancellation and/or payout is approved, cancellation shall take effect upon the date of approval and any payout shall be made within sixty (60) days of the date of

approval.In the event of a cancellation or payout, the Participant may not make up the lost deferral opportunity.
ARTICLE 5
Retirement Benefit
5.1	Retirement Benefit. A Participant who Retires shall receive, as a Retirement Benefit, that Participant’s Account Balance,

5.2	Payment of Retirement Benefit. A Participant may elect on the Election Form prior to the beginning of each Plan Year to receive the Retirement Benefit in a lump sum or in quarterly payments over a period of five (5) or ten (10) years; provided, however, that if a Participant fails to properly make such an election, the form of payment of the Retirement Benefit shall be a lump sum. The lump sum payment shall be made within sixty (60) days of the Participant’s Retirement. For purposes of payment, the Participant’s Account Balance shall be divided into subaccounts, one for each Plan Year elected by the Participant. Any installment payment shall be made in accordance with Article 3 and the Administrative Appendix. Notwithstanding the foregoing –
(a)	If the balance in a Participant’s Dollar-Denominated Account plus the Fair Market Value of the shares of Common Stock underlying the Phantom Stock Units credited to such Participant’s Phantom Stock Account is equal to or less than $25,000 on the date of Retirement, such Account Balance shall be paid to the Participant in a lump sum as soon as practicable following the date of such Retirement (subject to Section 5.2(b),

(b)	If the Participant is a Specified Employee, the lump sum may not be paid, and installments may not commence before the date which is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the Participant). Any such lump sum or installment payments that were scheduled to be paid during the six (6) months after the Separation from Service but which were delayed pursuant to this Section 5.2(b), shall be paid as soon as administratively practicable following the date which is six (6) months after the date of Separation from Service. Any lump sum or installment payments that were originally scheduled to be paid following the six (6) months after the Separation from Service shall continue to be paid according to their pre-determined schedule.
5.3	Death Prior to Completion of Retirement Benefit. If a Participant dies after Retirement but before the Retirement Benefit is paid in full, the Participant’s unpaid Retirement Benefit payment(s) shall continue and shall be paid to the Participant’s Beneficiary in the same manner as such payment(s) would have been paid to the Participant had the Participant survived.

ARTICLE 6
Pre-Retirement Survivor Benefit
6.1	Pre-Retirement Survivor Benefit. If a Participant Separates from Service on account of death, the Participant’s Beneficiary shall receive a Pre-Retirement Survivor Benefit equal to the Participant’s Account Balance as of the date of death.

6.2	Payment of Pre-Retirement Survivor Benefit. The Pre-Retirement Survivor Benefit shall be paid to the Participant’s Beneficiary in a lump sum within sixty (60) days of the Committee’s receiving proof of the Participant’s death.
ARTICLE 7
Termination Benefit
7.1	Termination Benefit. If a Participant Separates from Service on account of Termination of Employment, the Participant shall receive a Termination Benefit which shall be equal to the Participant’s Account Balance determined as of the date of the Termination of Employment.

7.2	Payment of Termination Benefit. The Termination Benefit shall be the then current Account Balance as of the date of Participant’s Termination of Employment, paid in a lump sum within sixty (60) days after the Termination of Employment or in installments as the Participant elected on the Election Form in effect at the time of the Termination of Employment under the rules in 5.2; provided, however, that if the Participant failed to properly make such an election, the form of payment of the Termination Benefit shall be a lump sum. For purposes of payment, the Participant’s Account Balance shall be divided into subaccounts, one for each form elected by the Participant. Notwithstanding the foregoing:
(a)	If the balance in a Participant’s Dollar-Denominated Account plus the Fair Market Value of the shares of Common Stock underlying the Phantom Stock Units credited to such Participant’s Phantom Stock Account is equal to or less than $25,000 on the date of such Participant’s Termination of Employment, such Account Balance shall be paid to the Participant in a lump sum as soon as practicable following the date of such Termination of Employment (subject to Section 7.2(c)).

(b)	If the Participant experiences a Termination of Employment within one year after a Change in Control, the Termination Benefit shall be paid in a lump sum within twenty (20) days of the Termination of Employment (subject to Section 7.2(c)).

(c)	If the Participant is a Specified Employee, the lump sum may not be paid, and installments may not commence before the date which is six (6) months after the date of Termination of Employment (or, if earlier, the date of death of the Participant). Any such lump sum or installment payments that were scheduled to be paid during the six (6) months after the Termination of Employment but which were delayed pursuant to this subsection (c) shall be paid as soon as administratively practicable following the date which is six (6) months after the date of Termination of Employment. Any lump sum or installment payments that were originally scheduled to be paid following the six (6) months after the Termination of Employment shall continue to be paid according to their pre-determined schedule.
ARTICLE 8
Disability Waiver and Benefit
8.1	Disability Waiver. Existing deferral elections for a Participant who is determined by the Committee to be suffering from a Disability shall be prospectively cancelled for the remainder of the Plan Year, such that the Participant shall be excused from fulfilling that portion of the Base Annual Salary Deferral Amount or Bonus Deferral Amount commitment that would otherwise have been withheld from a Participant’s Base Annual Salary or Bonus for the Plan Year or portion thereof during which the Participant has a Disability, with no make-up for the period of Disability.

8.2	Disability Benefit. A Participant suffering a Disability shall for benefit purposes under this Plan and subject to Section 1.40, continue to be considered an employee and shall be eligible for the benefits provided for in Articles 4, 5, 6 or 7 in accordance with the provisions of those Articles.
ARTICLE 9
Termination. Amendment or Modification
9.1	Termination. The Company reserves the right to terminate the Plan at any time. Upon termination of the Plan, the Company may elect to accelerate distribution of Participant accounts, but only if the accelerated distribution would not result in additional tax to the Participants under Code Section 409A.

9.2	Amendment. The Company may, at any time, amend or modify the Plan in whole or in part, provided, however, that no amendment or modification shall deprive a Participant or a Beneficiary of a material right accrued hereunder prior to the date of the amendment or materially and adversely affect the payment of benefits to any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification unless the Participant or Beneficiary so affected consents in writing to the amendment or modification. Notwithstanding the foregoing, the Company may amend the Plan retroactively to the extent the Company is of the opinion that such an amendment is required to avoid the imposition of additional tax liabilities on a Participant under Code Section 409A or to conform the Plan to the provisions and requirements of any applicable law, provided that no such amendment may reduce any Participant’s Account Balance. No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder. Finally, while the ability to amend the Plan generally rests with the Company, acting through its Board, the provisions set forth in the Administrative Appendix or the Compliance Appendix may be amended either by the Company or the Plan Administrator.
9.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, 6 or 7 of the Plan shall completely discharge all obligations to a Participant under this Plan.
ARTICLE 10
Administration
10.1	Plan Sponsor and Administrator. The Company is the Plan Sponsor. The Committee is the Plan Administrator.

10.2	Powers and Authority of the Company. The Company, acting through the Committee, has the following absolute powers and authority under the Plan:
(a)	To amend or terminate the Plan, at any time and for any reason (subject to Sections 9.1 and 9.2);

(b)	To determine the amount, timing, vesting, and other conditions applicable to Plan contributions and benefits;

(c)	To set aside funds to assist the Company to meet its obligations under this Plan, provided that the funds are set aside in a manner that does not result in immediate taxation to Participants;

(d)	To establish investment policy guidelines applicable to funds (if any) set aside under (c);

(e)	To establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits under the Plan;

(f)	To take any such other actions as it deems advisable to carry out the purposes of the Plan; and

(g)	To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan.

10.3	Plan Administrator. The Company has appointed the Committee to act as Plan Administrator. All actions taken by the Committee, or by its delegate, as Plan Administrator will be conclusive and binding on all persons having any interest under the Plan, subject only to the claims procedures in the Administrative Appendix. The Company intends the Plan to meet the requirements of Code Section 409A, the regulations thereunder, and any additional guidance provided by the Treasury Department. The Plan Administrator shall interpret the Plan in such a way as to meet such requirements. The Plan Administrator has the following powers and authority under the Plan:
(a)	In the exercise of its sole, absolute, and exclusive discretion, to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant or deny any and all non-routine claims for benefits and to determine all issues relating to eligibility for benefits;

(b)	To authorize withdrawals due to Unforeseeable Financial Emergency;

(c)	To carry out day-to-day administration of the Plan, including notifying eligible employees of their eligibility to participate in the Plan and of the provisions of the Plan, processing distributions, establishing enrollment requirements, approving and processing Election Forms, providing Participants with statements of Account and approving and processing changes in the time and/or form of distributions;

(d)	To establish administratively reasonable dates, times, and periods, to the extent that the terms of the Plan provide for the Plan Administrator to do so;

(e)	To prepare forms necessary for the administration of the Plan, including Election Forms, beneficiary designation forms, investment designation forms, and any other form or document deemed necessary to the effective administration of the Plan;

(f)	To approve and adopt communications to be furnished to Participants explaining the material provisions, terms, and conditions of the Plan;

(g)	To negotiate and document agreements with Plan service providers;

(h)	To amend the Plan for legal, technical, administrative, or compliance purposes, as recommended by legal counsel;

(i)	To amend the Administrative Appendix and the Compliance Appendix;

(j)	To work with Plan service providers to ensure the effective administration of the Plan; and

(k)	To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan, any such delegation to carry with it the full discretion and authority vested in the Plan Administrator.
10.4	Binding Effect of Decisions. The finding, decision, determination or action of the Committee or its delegate with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon any and all persons having any interest in the Plan unless determined, subject only to the Plan’s claims rules. No findings, decisions or determinations of any kind made by the Plan Administrator or its delegate shall be disturbed unless the Committee or its delegate has acted in an arbitrary and capricious manner.

10.5	Indemnification. The Company shall indemnify and hold harmless the named fiduciaries and any officers or employees of the Company and its Subsidiaries to which fiduciary responsibilities have been delegated from and against any and all liabilities, claims, demands, costs and expenses including attorneys fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and ERISA, other than such liabilities, claims, demands, costs and expenses as may result from the gross negligence or willful misconduct of such person. The Company shall have the right, but not the obligation, to conduct the defense of such person in any proceeding to which this paragraph applies.

10.6	Stock Subject to the Plan. Unless otherwise determined by the Board, shares of Common Stock utilized for purposes of distributions of Plan benefits shall consist of shares held in the Company’s treasury.

10.7	Equitable Adjustment. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash or Common Stock or other property), or recapitalization, Common Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary to any or all of the number of Phantom Stock Units credited to Participants’ Phantom Stock Accounts and/or the number and kind of shares of stock to which such Phantom Stock Units relate or that may be thereafter be distributed in respect of amounts credited to a Participant’s Phantom Stock Account.
ARTICLE 11
Miscellaneous
11.1	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company or an Employer. Any and all of the Company’s assets shall be, and remain, its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

11.2	Employer’s Liability. An Employer other than the Company shall have no liability to a Participant or a Participant’s Beneficiary for payment of any benefits under the Plan.

11.3	Company’s Liability. Amounts payable to a Participant or Beneficiary under this Plan shall be paid from the general assets of the Company (including without limitation the assets of any trust established to fund payment of obligations hereunder) exclusively. A Participant’s right to Plan distributions shall be no greater than the rights to payment of general, unsecured creditors of the Company. The Company may establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits hereunder; however, the Company shall not be obligated under any circumstances to fund its financial obligations under the Plan. Any assets which the Company may acquire or set aside to defray its financial liabilities shall be subject to the claims of its general creditors in the event of the Company’s insolvency. The assets of any such trust shall not, at any time, be located outside of the United States or transferred outside of the United States.

11.4	Nonassignability. Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, not be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Notwithstanding the preceding provisions of this section, the Committee will recognize the provisions of a qualified domestic relations order as defined in ERISA Section 206(d) that does not change the timing of the Participant’s benefit payments.

11.5	Not a Contract of Employment. The adoption and maintenance of the Plan shall not confer on any Participant any right to continue in the employ of an Employer, and shall not interfere with the right of an Employer to discharge any person without regard to the effect that such discharge might have on the person as a Participant. This Plan shall only create a contractual obligation on the part of the Company, and shall not be construed as creating a trust or any fiduciary relationship.

11.6	Furnishing Information. A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.

11.7	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.8	Governing Use. The provisions of this Plan shall be construed and interpreted according to the laws of the State of California, to the extent not preempted by Federal law.

11.9	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, return receipt requested, to:
Con-way Inc. Compensation Committee
2005 Deferred Compensation Plan for Executives and Key Employees
2855 Campus Drive, Suite 300
San Mateo, California 94403
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.10	Successors. The provisions of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.

11.11	Spouse’s Interest. The interest in the benefits hereunder of a Spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such Spouse in any manner, including but not limited to such Spouse’s will, nor shall such interest pass under the laws of intestate succession.

11.12	Incompetence. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or. to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate and/or such indemnification of the Committee, the Company and the Participant’s Employer and security, as it deems appropriate, in its sole discretion, prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.13	Saving Clause. The Company intends the Plan to meet the requirements of Code Section 409A, the regulations thereunder, and any additional guidance provided by the Treasury Department. Any Plan provision that does not meet such requirements shall be reformed so as to satisfy such requirements if such reformation may be accomplished without substantially adversely affecting a Participant’s benefits, and if in the good faith determination of the Committee such result cannot be achieved, shall be treated as void. Moreover, for purposes of applying the provisions of Code Section 409A to this Plan, each separately identified amount to which Participant is entitled under this Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Plan shall be treated as a right to a series of separate payments.

11.14	Legal Fees To Enforce Rights. If the Company has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, the Participant’s Employer or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel chosen by the Participant and agrees to pay the reasonable legal fees and expenses of the Participant incurred in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any director, officer, shareholder or other person affiliated with the Company, or any successor thereto in any jurisdiction, provided that such Participant prevails in such action.

11.15	Payment of Withholding. As a condition of receiving benefits under the Plan, the Participant shall pay the Company and/or the applicable Employer not less than the amount of all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or entitlement to benefits hereunder. The Company may withhold taxes from any benefits paid and/or from Base Annual Salary, Bonus, or LTIP Award, in its sole determination.

11.16	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Company and its Subsidiaries. In no event shall distributions under the Plan prior to Retirement have the effect of increasing payments otherwise due under the various retirement plans of the Company arid its Subsidiaries.

11.17	LTIP Deferral Amounts Previously Deferred. Code Section 409A may apply to the 2005 and 2006 portions of the LTIP Deferral Amounts that were subject to deferral elections made in December of 2002 and December of 2003 under the 1993 Deferred Compensation Plan for Executives and Key Employees for cycles that end on December 31, 2005 and December 31, 2006. Such portions shall be governed by this Plan instead of by the 1993 Deferred Compensation Plan for Executives and Key Employees, with payout conditions substantially the same as the payouts elected under such 1993 Deferred Compensation Plan for Executives and Key Employees except to the extent necessary to comply with Code Section 409A, in which case the payout conditions of this Plan shall control.
IN WITNESS WHEREOF, the Company has executed this Plan restatement on December 1, 2008.

CON-WAY INC.

By:
Jennifer W. Pileggi
Its:	Senior Vice President, General Counsel and Secretary

ADMINISTRATIVE APPENDIX TO
CON-WAY INC.
2005 DEFERRED COMPENSATION PLAN FOR EXECUTIVES AND KEY EMPLOYEES
AMENDED AND RESTATED DECEMBER, 2008
This Administrative Appendix to the Con-way Inc. 2005 Deferred Compensation Plan for Executives and Key Employees (the “Plan”) sets forth the rules and procedures governing the administration of the Plan as applied to benefits under such Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Plan.
A. Claims Procedures
A.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

A.2	Notification of Decision. The Plan Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to clarify or perfect the claim, and an explanation of why such material or information is necessary; and

(iv)	an explanation of the claim review procedure set forth in Section A.3 below.
A.3	Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Plan Administrator, in its sole discretion, may grant.
A.4	Decision on Review. The Plan Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Committee deems relevant.
A.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article A is a mandatory prerequisite to a Participant’s right to commence any legal action with respect to any claim for benefits under this Plan.
B. Eligibility to Participate; Deferral Elections
B.1	Eligibility. The Committee has delegated to the Company’s Chief Executive Officer the authority to select those employees who shall be eligible to participate pursuant to Section 2.1 of the Plan. The Plan Administrator shall give written notice to each such employee, which notice shall be effective on the date the notice is given.

B.2	Participants with Plan Entry Dates of July 1. A Participant with a Plan Entry Date of July 1 in any Plan Year may elect to defer only Base Annual Salary during that Plan Year, subject to a minimum deferral of $1,000, and may not make Bonus deferral elections for their initial Plan Year of participation. The amount of Base Annual Salary that a

Participant elects to defer shall be reduced, without the consent of the affected Participant, to the extent necessary to provide for (i) any taxes that are required to be withheld from amounts subject to Participant’s deferral election, and (ii) any other amounts deducted from Participant’s Base Annual Salary pursuant to applicable law.

B.3	Participants with Plan Entry Dates of January 1.
(a)	Minimum Deferrals. A Participant with a Plan Entry Date of January 1 for any Plan Year may not elect to defer less than $2,000 of Base Annual Salary for that Plan Year, less than $2,000 of Bonus for that Plan Year, or less than $2,000 of any LTIP Award for any award cycle.

(b)	Maximum Deferrals. For each Plan Year, a Participant with a Plan Entry Date of January 1 may defer up to 90% of Base Annual Salary stated as a dollar amount, and up to 90% of his or her Bonus, stated as a dollar or percentage amount, and For each award cycle under the Long Term Incentive Plan (as amended from time to time), a Participant with a Plan Entry Date of January 1 who participates in that plan may defer up to 90% of the Participant’s LTIP Award for that award cycle stated as a dollar or percentage amount.

(c)	Reductions of Deferrals. The amount of Base Annual Salary, Bonus, and/or LTIP Award that a Participant elects to defer shall be reduced, without the consent of the affected Participant, to the extent necessary to provide for (i) any taxes that are required to be withheld from amounts subject to Participant’s deferral election, and (ii) any other amounts deducted from Participant’s Base Annual Salary, Bonus and/or LTIP Award pursuant to applicable law.
B.4	Election to Defer.
(a)	Generally. Upon becoming eligible to be a Participant under Section 2.1, and for any Plan Year thereafter (subject to cancellations under Sections 4.2 and 8.1), a Participant who wishes to defer compensation under this Plan must properly execute an Election Form on or before the last day of the applicable Election Period. A Participant may complete and return the Election Form electronically and such electronic transmission shall be treated as a valid signature.

(b)	Election Form. As used in this Plan, the term “Election Form” means the form prescribed by the Plan Administrator, by which the Participant:
(i)	indicates and agrees to defer a portion of the Participant’s Base Annual Salary and Bonus for the Plan Year and/or LTIP Award; and

(ii)	specifies whether amounts deferred under such Election Form are subject to a Pre-Retirement Distribution election under the Plan and whether such amounts are payable in installments or as a lump sum.

(c)	LTIP Award Deferrals. Notwithstanding the foregoing to the contrary, a Participant may make an LTIP Award deferral election with respect to an award cycle by delivering to the Plan Administrator a completed and signed Election Form prior to the end of the calendar year prior the calendar year in which the first year of such award cycle begins.

(d)	Other Requirements. A new Election Form must be delivered to the Plan Administrator for each Plan Year. If an Election Form is not delivered prior to the dates indicated above, no Base Annual Salary Deferral Amount, Bonus Deferral Amount, or LTIP Deferral Amount, as the case may be, shall be deferred for that Plan Year or award cycle. The Plan Administrator may establish such other rules and procedures as it deems appropriate relating to the making of deferral elections under the Plan.
B.5	Annual Election of Phantom Stock Units. During January of each Plan Year prior to the commencement of installment payments, each Participant who is currently eligible to make deferrals shall have the opportunity to elect (an “Investment Change”) to transfer all or a portion of such Participant’s Dollar-Denominated Account to such Participant’s Phantom Stock Account; provided, however, that an Investment Change may not be elected with respect to any portion of a Participant’s Dollar-Denominated Account that has been designated for a Pre-Retirement Distribution, as defined in Plan Section 4.1 (the “Excluded Portion”). The amount to be subject to an Investment Change may be determined as a dollar amount or a percentage of the Participant’s Dollar-Denominated Account (excluding the Excluded Portion); provided, however, that no less than five thousand dollars ($5,000) may be made subject to an Investment Change. The amount subject to an Investment Change shall be transferred, first, from such Participant’s earliest deferral under the Plan, and thereafter from subsequent deferrals under the Plan in the order in which they were elected until the entire amount subject to the Investment Change shall have been transferred; provided that, effective January 1, 2007, the Participant may elect to convert amounts credited to one or more Plan Year Account Balances, in any order selected by the Participant. Each Investment Change election made by a Participant pursuant to this Section B.5 shall be irrevocable when made and shall be effective as of the February 1 following the date that the election is made; provided, however, if the Company’s General Counsel shall have determined that the blackout period for trading in Company securities shall be in effect as to that Participant on February 1, then the Investment Change election shall be null and void. The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account pursuant to an Investment Change shall be determined in accordance with Section C.1(d).

B.6	Withholding of Deferral Amounts. For each Plan Year, the Base Annual Salary portion of the Annual Deferral Amount generally shall be withheld in equal amounts from each of the Participant’s paychecks in the normal course through the Company’s regularly scheduled payroll cycles, beginning on the January 1 or July 1 which such Participant’s Deferral Election first takes effect. For January 1 entrants, withholding is taken from Base Annual Salary over the first fifty (50) pay periods beginning with the first full week earned and paid during the Plan Year. For July 1 entrants, withholding is made over the full weekly pay periods that are both earned and paid during the period July 1 through December 31. The Bonus portion of the Annual Deferral Amount shall be withheld at the time or times the Bonus is or otherwise would be paid to the Participant The deferred portion of an LTIP Award shall be withheld at the time the LTIP Award otherwise would be paid to the Participant.

B.7	FICA Tax. Any applicable FICA and other payroll taxes on amounts deferred under this Article, including Base Annual Salary, Bonus and LTIP Award, may be withheld from that portion of the Participant’s Base Annual Salary, Bonus and/or LTIP Award that is not being deferred. If necessary, the Committee shall reduce the amount of Base Annual Salary, Bonus and/or LTIP Award deferred, in order to enable the Company to withhold all applicable FICA and other payroll taxes on amounts deferred under this Article.
C. Returns Credited to Account Balances
C.1	Prior to any distribution of benefits under the Plan, returns in respect of a Participant’s Dollar-Denominated Account and Phantom Stock Units in respect of a Participant’s Phantom Stock Account shall be credited as follows.
(a)	Dollar-Denominated Account for Plan Year Account Balances for 2005 and 2006.
(i)	This subsection C.1(a) shall apply to Plan Year Account Balances for 2005 and 2006, except as otherwise provided in subsection C.1(c).

(ii)	With respect to a Base Annual Salary Deferral Amount returns shall be credited to such Participant’s Dollar-Denominated Account as though the portion of such Base Annual Salary Deferral Amount withheld during any calendar quarter was withheld on the first day of such calendar quarter.

(iii)	With respect to a Bonus Deferral Amount, returns shall be credited to such Participant’s Dollar-Denominated Account as though the deferral amount was withheld on the day immediately following the last day of the applicable award cycle.

(iv)	With respect to a deferred LTIP Award, returns shall be credited to such Participant’s Dollar-Denominated Account as though the deferral amount was withheld on the day immediately following the last day of the applicable award cycle.

(v)	The balance in each Participant’s Dollar-Denominated Account shall be compounded quarterly, using the Prime Rate, or such other rate as the Committee may determine in its sole discretion prior to the beginning of a Plan Year. In connection with any amounts that are transferred to a Participant’s Phantom Stock Account in the first calendar quarter pursuant to an Investment Change, a Participant’s Dollar Denominated Account

shall be credited with a return in respect of such amounts for such quarter equal to one-third (1/3) of the return for such quarter.
(b)	Dollar-Denominated Account for Plan Year Account Balances for Plan Years after 2006.
(i)	This subsection C.1(b) shall apply to Plan Year Account Balances for Plan Years after 2006.

(ii)	With respect to a Base Annual Salary Deferral Amount, returns shall be credited to such Participant’s Dollar-Denominated Account as of the Friday following the week in which the Base Annual Salary is earned or such other administratively reasonable date as shall be determined by the Plan Administrator.

(iii)	With respect to a Bonus Deferral Amount, returns shall be credited to such Participant’s Dollar-Denominated Account as of the Friday following the date that the Bonus Deferral Amount is processed in the payroll system or such other administratively reasonable date as shall be determined by the Plan Administrator.

(iv)	With respect to a deferred LTIP Award, returns shall be credited to such Participant’s Dollar-Denominated Account as of the Friday following the date that the deferral amount is processed in the payroll system or such other administratively reasonable date as shall be determined by the Plan Administrator.

(v)	The Con-way Administrative Committee shall designate a group of investments (and may make changes to the designated group of investments from time to time as it deems appropriate) from which Participants may select. Company stock shall not be designated as an available investment. The performance of the investments selected by the Participant will determine the gains or losses that will be attributed to the portion of the Plan Year Account Balance in such Participant’s Dollar-Denominated Account. The Con-way Administrative Committee shall report to the Committee from time to time with respect to the designated investments (and changes in designated investments), including an explanation of the reasons for the designation (or change in designation).
(c)	Election with respect to Dollar-Denominated Account for Plan Year Account Balances for 2005 and 2006. Notwithstanding subsections C.1(a) and (b) and subsections C.3(a) and (b), a Participant may elect to have any portion of the Participant’s Dollar-Denominated Account for Plan Year Account Balances for 2005 and 2006 treated for purposes of Section C.1(b)(v) and Section C.3 as a Dollar-Denominated Account for Plan Year Account Balances for Plan Years after 2006. After any such election becomes effective, the performance of the investments selected by the Participant from the designated group of investments will determine the gains or losses that will be attributed to that portion of such Participant’s Dollar-Denominated Account. Effective January 1, 2007, any such election shall take effect within an administratively reasonable period after the election is made and shall be irrevocable.

(d)	Phantom Stock Account. A Participant’s Phantom Stock Account shall consist of that number of Phantom Stock Units credited with respect to (1) amounts transferred pursuant to an Investment Change in accordance with the terms and conditions of the Administrative Appendix and (2) Dividend Equivalents credited in respect of Phantom Stock Units previously credited to the Participant’s Phantom Stock Account, in each case as set forth below:
(i)	The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account pursuant to an Investment Change shall be determined by dividing (1) the dollar amount subject to the Investment Change by (2) the Fair Market Value per share of Common Stock as of February 1 of the Plan Year to which the Investment Change relates; and

(ii)	The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account in respect of Dividend Equivalents shall be equal to (1) the per share dividend paid on a share of Common Stock, multiplied by (2) the number of Phantom Stock Units credited to the Participant’s Phantom Stock Account as of the record date for such dividend, divided by (C) the Fair Market Value per share of Common Stock as of the payment date for such dividend, such crediting to be made as of such payment date.
C.2	Date Through Which Crediting under Section C.1 Occurs.
(a)	Crediting Up to a Distribution Event. A Participant’s Dollar-Denominated Account and Phantom Stock Account will be credited with returns in accordance with Section C.1 up to the date of a Distribution Event; provided, however, that in the case of a Pre-Retirement Distribution, any portion of a Participant’s Dollar-Denominated Account treated as a Dollar-Denominated Account for Plan Year Account Balances for Plan Years after 2006 pursuant to Section C.1(b) will be credited with returns in accordance with Section C.1(b) up to that date which is the fifteenth (15th) day of the last month of the calendar quarter immediately preceding the Distribution Event or other such administratively reasonable date prior to the date of the Distribution Event as may be determined by the Plan Administrator.

(b)	Crediting Subsequent Returns. For purposes of crediting subsequent returns in the event that installment payments are made pursuant to Section C.3(a), a Participant’s Dollar-Denominated Account shall be reduced as of the day on which each installment payment is made. For purposes of crediting subsequent returns in the event that installment payments are made pursuant to Section C.3(b) or Section C.4(b), a Participant’s Dollar-Denominated Account or Phantom Stock Account, as the case may be, shall be reduced as of that date which is the fifteenth (15th) day of the last month of the calendar quarter immediately preceding the calendar quarter in which the installment payment is to be made or such other administratively reasonable date prior to such date as may be determined by the Plan Administrator.
C.3	Dollar-Denominated Account Returns and Installment Distributions. In the event a benefit is paid in installments, a Participant’s unpaid Dollar-Denominated Account shall be credited as follows:
(a)	For Plan Year Account Balances for 2005 and 2006.
(i)	Application. This subsection C.3(a) shall apply to Plan Year Account Balances for Plan Years 2005 and 2006, except as otherwise provided in subsection C.1(c).

(ii)	Crediting. For each Plan Year, the undistributed Dollar-Denominated Account shall be credited with a return equal to the Prime Rate or such other rate as the Plan Administrator may determine in its sole discretion prior to the beginning of a Plan Year. Returns shall start to accrue under this Section C.3 as of the date that returns cease to accrue under Section C.1 above.

(iii)	Installments. The installment payments shall be determined by dividing the Participant’s Dollar-Denominated Account at the time of the commencement of the installment payments by the number of payments over the installment period. Each payment determined above will be considered the principal portion of the installment payment. In addition, each installment payment after the first installment payment will include a return calculated for the preceding calendar quarter using the rate determined in Section C.3(a)(ii) above. Installment payments shall commence on the first day of the calendar quarter coincident with or next following that date which is thirty (30) days of the Participant’s Distribution Event or within an administratively reasonable period of time thereafter, but not before the time permitted by Section 5.2(b) or 7.2(c). All additional installment payments shall be paid on the first day of the remaining calendar quarters of the payment period or within an administratively reasonable period of time thereafter. Payments made pursuant to this Section C.3(a) within an “administratively reasonable period” shall be made no later than thirty (30) days following the first day of the quarter.

(b)	For Plan Year Account Balances for Plan Years after 2006.
(i)	Application. This subsection C.3(b) shall apply to Plan Year Account Balances for Plan Years after 2006, except as otherwise provided in subsection C.1(c).

(ii)	Crediting. Returns shall continue to be credited as provided in Section C.1(b)(v).

(iii)	Installments. Installment payments shall be determined based on the value of the Plan Year Account Balance as of that date which is the fifteenth (15th) day of the last month of the calendar quarter immediately preceding the calendar quarter in which the installment payment is to be made or such other administratively reasonable date prior to such date as may be determined by the Plan Administrator. The amount of each installment payment made with respect to each Plan Year Account Balance shall be determined by dividing the Participant’s Plan Year Account Balance by the number of the remaining installment payments (including the installment payment being made at that time).
C.4	Phantom Stock Account Distributions. Unless the Committee, in its sole discretion, elects to make all or part of a distribution in cash, distributions from a Participant’s Phantom Stock Account shall be made in the form of (i) one share of Common Stock for each whole Phantom Stock Unit, plus (ii) cash in lieu of any fractional Phantom Stock Unit.
(a)	If a Participant’s Phantom Stock Account balance is to be distributed in a lump sum and all or part of the balance is to be distributed in cash, including cash in lieu of a fractional Phantom Share Unit, the amount of cash will be determined based on the Fair Market Value of a share of Common Stock as of the dates referenced in Section 1.18.

(b)	If a Participant’s Phantom Stock Account balance is to be distributed in installments,
(i)	Dividend Equivalents shall continue to accrue and be credited to such Participant’s Phantom Stock Account in accordance with Section C.1(d)

(ii)	during the installment period with respect to Phantom Stock Units that remain credited to such Phantom Stock Account,

(iii)	the number of shares of Common Stock to be delivered in a particular installment shall be determined by dividing the number of Phantom Stock Units credited to the Participant’s Phantom Stock Account immediately prior to such installment by the remaining number of installments, with any fractional Phantom Stock Units paid in cash, and

(iv)	if all or part of the balance is to be distributed in cash, including cash in lieu of a fractional Phantom Share Unit, the amount of cash will be determined based on the Fair Market Value of a share of Common Stock as of that date which is the fifteenth (15th) day of the last month of the immediately preceding calendar quarter or an administratively reasonable date specified by the Plan Administrator.
C.5	Statement of Accounts. The Plan Administrator shall send to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Committee deems desirable setting forth the amount of the Participant’s Account Balance.

C.6	Fair Market Value. Notwithstanding Section 1.24 to the contrary, with respect to calculations made pursuant to this subsection, the Fair Market Value of a share of Common Stock shall mean the closing price per share of Common Stock on the New York Stock Exchange on February 1 of the relevant year (or, if February 1 falls on a non-trading day, the immediately preceding trading day).
C. Beneficiary Designation
D.1	Beneficiary. Each Participant shall designate a Beneficiary to receive any benefits payable under the Plan upon the Participant’s death.

D.2	Beneficiary Designation. A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and submitting it to the Plan Administrator or its delegate. Except as provided under Section D.3, a Participant shall have the right to change a Beneficiary at any time without the consent of the Beneficiary, by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the receipt by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant with the Plan Administrator prior to death. Any beneficiary designations made by Participant shall thereafter be automatically cancelled in the event Participant subsequently divorces or remarries.

D.3	Spousal Consent. A married Participant’s designation of someone other than the Participant’s Spouse as primary beneficiary shall not be effective unless the Spouse executes a consent in writing that acknowledges the effect of the designation and is witnessed by a notary public. No consent is required if it is established to the satisfaction of the Plan Administrator that consent cannot be obtained because the Spouse cannot be located.

D.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, the Participant’s designated Beneficiary shall be deemed to be the surviving

Spouse. If the Participant has no surviving Spouse, the benefits otherwise payable to a Beneficiary shall be paid to the Participant’s estate.

D.5	Doubt as to Beneficiaries. If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Plan Administrator shall pay such amounts to the Participant’s estate.

D.6	Discharge of Obligations. The payment of benefits under the Plan to a Participant or Participant’s Beneficiary shall fully and completely discharge the Company and the Participant’s Employer from all obligations under this Plan with respect to the deceased Participant, Beneficiaries, and any others that may be entitled to such benefits.

D.7	Beneficiary Designation Form. “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries. A Participant may complete and return the Beneficiary Designation Form electronically and such electronic transmission shall be treated as a valid signature.

COMPLIANCE APPENDIX TO
CON-WAY INC.
2005 DEFERRED COMPENSATION PLAN FOR EXECUTIVES AND KEY EMPLOYEES
AMENDED AND RESTATED DECEMBER 2008
This Compliance Appendix to the Con-way Inc. 2005 Deferred Compensation Plan for Executives and Key Employees (the “Plan”) documents the transition rules used for administration of the Plan implemented as a good faith effort to comply with Section 409A of the Internal Revenue Code, as added by the American Jobs Creation Act of 2004, prior to the final effective date of the final 409A regulations.
Generally, these transition rules were applicable to deferrals posted on or after January 1, 2005 and earnings attributable to those deferrals.
In 2008, the Plan was twice restated to comply with the final 409A regulations, the first restatement was effective January 1, 2008 and the second was effective January 1, 2009. The restated Plan documents the final rules applicable to deferrals posted on or after January 1, 2005 and earnings attributable to those earnings, except as modified by the transition rules described in this Compliance Appendix.
Transition Rules used in 2005:
     Notice 2005-1, Q&A 22: Participants were permitted to elect in June 2005 to defer annual bonus payments earned during the 2005 calendar year. Also, one participant was permitted to elect in June 2005 to defer long-term incentive plan payments earned the Value Management Plan. In each case, the bonus or long-term incentive payment was calculated based on a performance period of at least 12 months, and the election was made when more than 6 months remained in the performance period. The annual bonus and the long-term incentive payment met the criteria for “bonus compensation” under A-22 of Notice 2005-1.
     Notice 2005-1, Q&A 19: A small number of participants were permitted in 2005 to change the time and/or form of payment of amounts previously deferred under the DCP. The deferral elections were made in accordance with the deferral timing rules under Notice 2005-1. However, due to an administrative error, some participants did not make payment elections at the same time that they made deferral elections. These participants were allowed to make payment elections prior to December 31, 2005 with regard to these deferral elections. The elections were made in accordance with A-19(c) of Notice 2005-1.

Transition Rule used in 2006:
     Notice 2005-1, Q&A 22: A participant was permitted to elect in June 2006 to defer annual bonus payments earned during the 2006 calendar year. The bonus was calculated based on a 12-month performance period, and the election was made when more than 6 months remained in the performance period. The annual bonus met the criteria for “bonus compensation” under A-22 of Notice 2005-1.
Transition Rule used in 2007:
     Notice 2007-86: Initial deferral elections for newly eligible participants in 2007 were received on time, but the third party administrator’s web site gave incorrect distribution options. By plan design, participants were supposed to elect the same time and form of payment for both salary deferrals and bonus deferrals, but the web site allowed these participants to make different elections depending on the type of compensation.
During a special election period in 2007, participants were told that they had to modify their elections so that they had a single time and form of payment for all 2007 deferrals (regardless of the source of the compensation). These new payment elections did not allow amounts deferred to a later year to be paid in 2007, nor did they allow amounts payable in 2007 to be deferred to a later year. Accordingly, the payment elections complied with Section 3.01(B)(1)(.02) of Notice 2007-86.